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                                                                    EXHIBIT 10.7




                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is made as of February 1, 2002, by Jens' Oil Field Service, Inc., a Texas corporation (the "Employer"), and Jens H. Mortensen, Jr., an individual resident in McAllen, Texas (the "Employee").


                                 R E C I T A L S

        Concurrently with the execution and delivery of this Agreement, Allis-Chalmers Corporation, a Delaware corporation ("Buyer"), is purchasing from the Employee eighty-one percent (81%) of the issued shares of stock of Employer, pursuant to a Stock Purchase Agreement dated February 1, 2002 between the Employee and Buyer (the "Stock Purchase Agreement"). The Employer desires the Employee's continued employment, and the Employee wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.


                                    AGREEMENT

        The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

        For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

        "Agreement"--this Employment Agreement.

        "Basic Compensation"--Salary and Benefits.

        "Benefits"--as defined in Section 3.1(b).

        "Board of Directors"--the board of directors of the Employer.

        "Confidential Information"--any and all:

               (a) trade secrets concerning the business and affairs of the Employer (not including trade secrets of Tex-Mex Rental & Supply Company, a Texas corporation which is owned by Employee), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of the law of the State of Texas; and

               (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented and not including such information on behalf of Tex-Mex owned by Employee; and




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               (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

        "Disability"--as defined in Section 6.2.

        "Effective Date"--the date stated in the first paragraph of the Agreement.

        "Employee Invention"--any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Employer, that is based upon or uses Confidential Information. The term "Employee Invention" includes the inventions, techniques, and specially commissioned works, but does not include the "New Deal Elevator and Slips" and modifications thereto.

        "Employment Period"--the term of the Employee's employment under this Agreement.

        "Fiscal Year"--the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

        "For Cause"--as defined in Section 6.3.

        "Non-competition Agreement"--as defined in Section 6.3.

        "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

        "Post-Employment Period"--as defined in Section 8.2.

        "Proprietary Items"--as defined in Section 7.2(a)(iv).

        "Salary"--as defined in Section 3.1(a).

2. EMPLOYMENT TERMS AND DUTIES

        2.1 EMPLOYMENT

        The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

        2.2 TERM

        Subject to the provisions of Section 6, the term of the Employee's employment under this Agreement will be three years, beginning on the Effective Date and ending on the third anniversary of the Effective Date.

        2.3 DUTIES




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        The Employee will have such duties as are assigned or delegated to the
Employee by the Board of Directors or Chief Executive Officer, and will initially serve as President of the Employer. The Employee will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement, including nominal time or administrative hours spent on behalf of Tex-Mex Rental & Supply Company ("Tex-Mex") which is owned by Employee and his family. If the Employee is elected as a director of the Employer or as a director or officer of any of its affiliates, such company will maintain appropriate liability insurance, and will provide Employee a copy of such Policy. In addition, Employer will not require Employee to relocate outside of Hidalgo County, Texas.

3. COMPENSATION

        3.1 BASIC COMPENSATION

(a) Salary. The Employee will be paid an annual salary of $150,000.00, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly and will be made on a timely basis. Failure to make timely payment of Salary unless cured within fifteen (15) days of written notice by Employee, shall be a breach of this Agreement. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $150,000.00 per year.

(b) Benefits. The Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the "Benefits"). Employer will maintain at least the same level and type of medical and liability insurance as Employer has in the past, and will continue such coverage for Employee for at least ninety (90) days following termination of this Agreement.

4. FACILITIES AND EXPENSES

        4.1 GENERAL

        The Employer will furnish the Employee office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee's duties under this Agreement. The Employer will pay the Employee's dues in such professional societies and organizations as the Chairman of the Board or Chief Executive Officer deems appropriate, and will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Employee in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

        4.2 AUTOMOBILE

        The Employer will furnish the Employee with an appropriate automobile similar to or the same as currently used which may be used by Employee for personal use without reimbursement to Employer, except for fuel costs incurred in such use. The Employer will maintain liability insurance on any automobile used in connection with the


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Employer's business. The Employee must file expense reports with respect to such automobile in accordance with the Employer's policies.

5. VACATIONS AND HOLIDAYS

        The Employee will be entitled to four weeks' paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its Employee officers from time to time. Vacation must be taken by the Employee at such time or times as approved by the Chairman of the Board or Chief Executive Officer, approval which shall not be unreasonably withheld. The Employee will also be entitled to the paid holidays set forth in the Employer's policies of at least New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day. Vacation days and holidays during any Fiscal Year that are not used by the Employee during such Fiscal Year may not be used in any subsequent Fiscal Year but shall be paid to Employee.

6. TERMINATION

        6.1 EVENTS OF TERMINATION

        The Employment Period, the Employee's Basic Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a) upon the death of the Employee;

(b) upon the disability of the Employee (as defined in Section 6.2) immediately upon notice from either party to the other; or

(c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify.

        Employee may terminate this Agreement upon forty-five (45) days written notice with opportunity to cure for failure by Employer to pay timely salary and provide the Benefits described hereunder.

        6.2 DEFINITION OF DISABILITY

        For purposes of Section 6.1, the Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for 120 consecutive days, or 180 days during any twelvemonth period, as determined in accordance with this Section 6.2. The disability of the Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead, under this Section 6.2, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

        6.3 DEFINITION OF "FOR CAUSE"

        For purposes of Section 6.1, the phrase "for cause" means: (a) the Employee's breach of this Agreement or the Non-Competition Agreement entered into on the date hereof between the Buyer and the Employee (the "Non-Competition Agreement"); (b) the Employee's failure to adhere to any written Employer policy if the Employee has


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been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

        6.4 TERMINATION PAY

        Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this
Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. For purposes of this Section 6.4, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee's personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive his Salary, plus accrued vacation pay only through the date such termination is effective.

(b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee's disability, as determined under Section 6.2, the Employer will pay the Employee his Salary, plus accrued vacation pay, through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Employee.

(c) Termination upon Death. If this Agreement is terminated because of the Employee's death, the Employee will be entitled to receive his Salary, plus accrued vacation pay, through the end of the calendar month in which his death occurs, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

(d) Benefits. The Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

(e) Termination on Default. If this Agreement is terminated by Employee due to a breach by the Employer of this Agreement, or as a result of a default by the Buyer under the Note, the Non-Competition Agreement, the Subordination Agreement or the Security Agreement, then all amounts due under this Agreement shall be immediately due and payable through the third anniversary of the Effective Date including accrued vacation pay, and the Company shall continue to provide Employee all medical and health insurance previously provided through the third anniversary of this Agreement.

7. NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS


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        7.1 ACKNOWLEDGMENTS BY THE EMPLOYEE

        The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Buyer has required that the Employee make the covenants in this Section 7 as a condition to its purchase of the Employer's stock; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

               7.2    AGREEMENTS OF THE EMPLOYEE

        In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

(a) Confidentiality.

               (i) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

               (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the law of the State of Texas, and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

               (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

               (iv) The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.


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(b) Employee Inventions. Each Employee Invention will belong exclusively to the
Employer. The Employee acknowledges that all of the Employee's writing, works of authorship and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. Employee and the Company acknowledge that "The New Deal Elevator and Slips" and modifications thereto are inventions that are not owned by or works for hire of the Company. The Employee covenants that he will promptly:

               (i) disclose to the Employer in writing any Employee Invention;

               (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

               (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

               (iv) sign all other papers necessary to carry out the above obligations; and

               (v) give testimony and render any other assistance in support of the Employer's rights to any Employee Invention.

        7.3 DISPUTES OR CONTROVERSIES

        The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. GENERAL PROVISIONS

        8.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

        The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. In the event of any dispute involving this Agreement, the prevailing party shall be entitled to attorney's fees, expenses, court costs and expert fees from the non-prevailing party.

        8.2 COVENANTS OF SECTION 7 IS ESSENTIAL
            AND INDEPENDENT COVENANTS


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        The covenants by the Employee in Section 7 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants the Buyer would not have purchased the Employee's stock under the Stock Purchase Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

        The Employee's covenants in Section 7 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Employee's breach of any covenant in Section 7.

        If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 7.

        8.3 REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

        The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

        8.4 OBLIGATIONS CONTINGENT ON PERFORMANCE

        The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Employee's performance of the Employee's obligations hereunder.

        8.5 BINDING ARBITRATION

(a) On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute) shall be resolved by binding arbitration in accordance with the terms hereof. In the event of any Dispute, any party may serve written notice of such Dispute on any other party and each party to such Dispute shall undertake in good faith to resolve such Dispute. If the parties cannot agree to resolve such Dispute within fifteen (15) days after such written notice, any party to such Dispute may, by further written notice (the "Arbitration Notice") to the other party, commence an arbitration proceeding by bringing the Dispute to one arbitrator or to an arbitration panel selected as provided below.

(b) Arbitrators. Dispute shall be decided by a single arbitrator, unless the parties cannot agree within ten (10) days on a single arbitrator, in which case they shall choose an arbitration panel comprised of three arbitrators, one arbitrator to be selected by the party who sent the Arbitration Notice, a second arbitrator to be selected by the other adverse party, and the third arbitrator (the "Independent Arbitrator") who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within fifteen (15) days, the Independent Arbitrator shall be appointed on request of any party hereto by any state district court judge in Hidalgo or Harris County, Texas. Whether there is one arbitrator or a panel, each arbitrator shall be a third party and a business person knowledgeable in the subject matter of the Dispute. In the


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event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each party shall immediately notify the other parties of such resignation, inability or failure, and a replacement shall immediately be selected by the party who selected such arbitrator in the instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the parties fail to agree on such replacement within fifteen (15) days, either party may request any state district court judge in Hidalgo or Harris County, Texas to appoint such replacement Independent Arbitrator.

(c) Conduct of Arbitration. The arbitrator or the arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, except to the extent such rules are inconsistent with the provisions of this Section 13. The parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, and shall submit such statement to the arbitrator, or arbitration panel within fifteen (15) days after selection, but, in any event, within forty-five (45) days after service of the Arbitration Notice. The arbitrator or the arbitration panel shall give all parties the opportunity to make an oral presentation to the arbitrator or the arbitration panel in the presence of the other party, if either party so requests. The parties shall have, for a period of one-hundred twenty (120) days after service of the Arbitration Notice (the "Discovery Period"), all rights of discovery provided by the Texas Rules of Civil Procedures then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within ten (10) days of such discovery request and no discovery request may be served after the date ten (10) days before the termination of the Discovery Period. The arbitrator or the arbitration panel shall assume exclusive jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were a final Award, as hereinafter defined), and shall be required to make a final binding determination (the "Award"). The Award shall not be subject to appeal to or review by any court or administrative body except as set forth in Section 10(a) of the Federal Arbitration Act, codified as 9 U.S.C.A. Section 10(a) (West Supp. 1997). The Award shall determine (i) whether each party's obligations under this Agreement were met, and (ii) what damages or remedies (which may include final equitable reliefs) are due under the terms of this Agreement. In addition, the arbitrator or the arbitration panel shall award recovery of all costs and fees of arbitration to the prevailing party. The agreement to arbitrate contained in this Section 13 shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitrator or the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Arbitration shall, unless all the parties otherwise agree in writing, take place in Houston, Texas.

        8.6 WAIVER

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.



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        8.7 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

        This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

               8.8    NOTICES

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

        If to Employer:      Jens' Oil Field Services, Inc.
                             P. O. Box 1176
                             Edinburg, Texas 78540-1176
                             Attn: President
                             Facsimile No: (956) 381-1151

                             with a copy to: Wilson, Cribbs, Goren & Flaum, P.C. 440 Louisiana, Suite 2200
                             Houston, TX 77002
                             Attn: Theodore F.  Pound III
                             Facsimile No: (713) 229-8824

        If to the Employee:  Jens H. Mortensen, Jr.
                             12301 Rooth Road
                             McAllen, Texas 78504


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                             With a copy to:  J. W. Dyer
                             Dyer & Associates
                             3700 North Tenth Street, Suite 105
                             McAllen, Texas 78501
                             Facsimile No: (956) 686-6601

        8.10 ENTIRE AGREEMENT; AMENDMENTS

        This Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

        8.11 GOVERNING LAW

        This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

        8.12 JURISDICTION

        Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of Hidalgo County or Harris County, Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

        8.13 SECTION HEADINGS, CONSTRUCTION

        The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        8.14 SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        8.15 COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


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        IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date above first written above.




EMPLOYER:                                   JENS' OIL FIELD SERVICE, INC.



                                            By:_________________________________
                                               Munawar H. Hidayatallah, Chairman
                                               And Chief Executive Officer



EMPLOYEE:                                   ____________________________________



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